Exhibit 23.3

CONSENT OF JMI LABORATORIES

JMI Laboratories hereby consents to all references to the worldwide microbiological survey (protocol #15-MOT-01) we were commissioned to prepare on behalf of Motif Bio plc and to the results of such survey included in the prospectus filed as part of this registration statement, and any supplements or amendments thereto, and to all references to JMI Laboratories as having prepared such survey.

/s/ Andrew Fuhrmeister
Andrew Fuhrmeister
CEO
JMI Laboratories
July 21, 2016